Exhibit 99.3

FRO – Frontline Ltd. considers voluntary public takeover bid on Euronav NV
11.07.2022
Notice in accordance with article 8, §1 of the Royal Decree of 27 April 2007 on Public Takeover Bids
Hamilton, Bermuda 11 July 2022
Frontline Ltd. (“FRO” or “Frontline”) (NYSE: FRO – OSE: FRO) is pleased to announce that it has entered into a definitive Combination Agreement with Euronav NV (“EURN” or “Euronav”) (NYSE: EURN – Euronext Brussel: EURN) for a stock-for-stock combination based on an exchange ratio of 1.45 FRO shares for every 1.0 EURN share (the “Combination”), which was unanimously approved by all the members of Frontline’s Board of Directors and by all members of Euronav’s Supervisory Board. The agreement memorialises the principal aspects of the previously announced term sheet that was signed on 7 April 2022.
Combination Structure
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The proposed Combination is structured as a voluntary conditional exchange offer (the “Tender Offer”) by Frontline for all outstanding shares of Euronav at an exchange ratio of 1.45 Frontline shares for 1.0 Euronav share, possibly followed by a simplified squeeze out, with the aim to then propose a merger of Euronav into Frontline to Frontline’s and Euronav’s shareholders as soon as possible thereafter (the “Merger”).Based on Frontline share price USD 8.34 per share (as of US close 8th July 2022), the proposed exchange rate represents a value of USD 12.09 per Euronav share. The combined Net Revenue and EBITDA for the two companies in 2021 was approximately USD 668 million and USD 246 million, respectively.

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Assuming all Euronav shares are tendered in the Tender Offer, and following the private acquisitions of Euronav shares in exchange for Frontline shares undertaken in May and June, the combined company will be held as follows: approximately 55% by existing Euronav shareholders and approximately 45% by existing Frontline shareholders.

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The completion of the Tender Offer will be conditioned upon Frontline owning post Tender Offer at least 50% +1 of all the outstanding shares in Euronav (excluding treasury shares unable to be tendered), the relocation of Frontline to Cyprus, the absence of material adverse change, the receipt of required regulatory approvals and other customary conditions. Frontline together with its affiliate Famatown Finance Limited currently already own 37,881,478 shares in Euronav or 18.8% of the total outstanding shares (excluding treasury shares)1.

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Prior to the Tender Offer completion, Euronav will be allowed to pay a dividend for a total amount of USD 0.09 per Euronav share and Frontline will be allowed to pay a dividend of USD 0.15, both with no impact on the exchange ratio; for any dividends from Frontline in excess of such amount, the Euronav shareholders accepting the Tender Offer will receive a compensation per Euronav share equal to the dividend amount per Frontline share times 1.45.

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The combined group will be named Frontline, incorporated and headquartered in Cyprus and will in addition continue to operate from various offices in Europe and Asia including Belgium, Norway, UK, Singapore and Greece

•	The combined group will be listed on Euronext Brussels, OSE and NYSE upon Tender Offer completion

Following completion of the Tender Offer, the governance and senior leadership of the combined group will be as outlined under the header “senior leadership and governance”. Euronav and Frontline will endeavour to complete a full legal merger. Should after completion of the Tender Offer a simplified squeeze-out or legal merger of both companies not yet be feasible, then during such interim period to the full merger, Euronav will retain its separate listing on Euronext Brussels and the New York Stock Exchange, and Euronav governance as well as further integration, joint projects and synergies shall be further organized taking into account legal obligations of Euronext Brussels listed issuers, including article 7:97 of the Belgian Code of companies and associations.
Senior Leadership and Governance
The combined group will be headed by Mr. Hugo De Stoop as Chief Executive Officer. Hugo De Stoop has a strong track record of sustainable value creation. His experience will support the speed of execution of the Combination, allowing the combined group to manoeuvre with efficiency in a tanker industry undergoing rapid and fundamental changes.
The combined group will benefit from an efficient governance structure designed to promote effective performance, with a one-tier Board limited to seven directors, the majority of whom, including the Chair, will be independent.
Upon completion of a legal merger or as soon as Frontline holds 75% or more of Euronav’s outstanding shares (excluding treasury shares held by Euronav), three of the current independent directors of Euronav will be appointed to the combined group’s board. Up to two non-independent directors will be nominated by Frontline’s largest shareholder Hemen Holding Ltd. (“Hemen”), and two new independent directors will be identified by Euronav and Hemen jointly, including the Chair of the board of the combined group. Frontline CEO, Mr. Lars H. Barstad, will join the Board of the combined group as a representative of Hemen Holding Ltd.
Should there be an interim period between completion of the Tender Offer and the completion of a legal merger (or as soon as Frontline holds less than 75% of Euronav’s outstanding shares (excluding treasury shares held by Euronav), then upon completion of the Tender Offer a one-tier board comprising seven directors will be implemented by Frontline, with the following nomination rights to reflect a proper balance of representation within the boardroom: three of the current independent directors of Euronav will be appointed to the combined group’s board as independent directors, up to three non-independent directors will be nominated by Hemen, and one new independent director—the Chair of the combined group—will be identified by Euronav and Hemen jointly.
In order to ensure efficient execution of the Combination, an integration committee is preparing the integration plan to be implemented immediately following the closing of the Tender Offer.
Indicative Timetable and Next Steps
Frontline will be relocated from Bermuda to Cyprus prior to the launch of the Tender Offer. The Tender Offer is expected to be launched in Q4 2022, once the relocation is achieved, and Frontline intends to proceed with a simplified squeeze out if the conditions therefore are met.
The Merger will be pursued as soon as possible following the Tender Offer, with the aim then being to submit the Merger to the Frontline and Euronav shareholders’ meetings. In the meantime, the parties will pursue all the corporate and other steps necessary for the Combination.
Advisors
Lazard is serving as financial advisor to Euronav. Freshfields Bruckhaus Deringer LLP is serving as legal counsel to Euronav. ABG Sundal Collier ASA is serving as financial advisor to Frontline and DNB Markets, a part of DNB Bank ASA, has acted as financial advisor to the independent part of the Frontline Board. Advokatfirmaet Schjødt AS, Allen & Overy LLP, Seward & Kissel LLP and MJM Limited are serving as legal counsel to Frontline in connection with the combination. KPMG is advising Frontline on tax related matters.

NO FORMAL NOTIFICATION OF TAKEOVER BID UNDER BELGIAN TAKEOVER RULES
This notice is merely an expression of an intention and does not constitute a formal notification of a takeover bid within the meaning of the Royal Decree of 27 April 2007 and the Law of 1 April 2007 on Public Takeover Bids.
If Frontline decides to formally launch the Tender Offer, it will deposit a file for this purpose with the Belgian Financial Services and Markets Authority (FSMA), including a draft prospectus. The Euronav Supervisory Board will then examine the draft prospectus and present its detailed opinion in a response memorandum. If Frontline decides not to proceed with the Tender Offer, it will report about this in accordance with its legal obligations.
Forward–Looking Statements
Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides safe harbor protections for forward- looking statements within the meaning of the Reform Act. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. Frontline and Euronav desire to take advantage of the safe harbor provisions of the Reform Act and is including this cautionary statement in connection with this safe harbor legislation. The words “believe”, “anticipate”, “intends”, “estimate”, “forecast”, “project”, “plan”, “potential”, “may”, “should”, “would”, “will”, “expect”, “pending” and similar expressions identify forward-looking statements.
The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, Euronav and Frontline management’s examination of historical operating trends, data contained in company records and other data available from third parties. Although Euronav and Frontline management believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond the companies’ control, there can be no assurance that Frontline or Euronav will accomplish these expectations, beliefs or projections.
In addition to these important factors, other important factors that could cause actual results to differ materially from those discussed in the forward-looking statements include the ability of Frontline and Euronav to successfully complete the proposed combination on anticipated terms and timing, including, among other things, obtaining required shareholder and regulatory approvals, the occurrence of the Merger, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies, expansion and growth of the combined group’s operations and other important conditions to the completion of the acquisition, risks relating to the integration of operations of Frontline and Euronav and the possibility that the anticipated synergies and other benefits of the proposed combination will not be realized or will not be realized within the expected timeframe, the outcome of any legal proceedings related to the proposed combination, the failure of counterparties to fully perform their contracts with Frontline or Euronav, the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values (including the possibility of a material decline or prolonged weakness in such rates), changes in demand for tanker vessel capacity, changes in the companies’ operating expenses, including bunker prices, dry-docking and insurance costs, the market for the companies’ vessels, availability of financing and refinancing to meet the capital needs of the combined group, charter counterparty performance, ability to obtain financing and comply with covenants in such financing arrangements, changes in governmental rules and regulations or actions taken by regulatory authorities in the tanker industry, including without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessels breakdowns, crew wages, changes in demand for oil and petroleum products, including but not limited as a result of inflation, and instances of off-hires and other factors. Please see Frontline’s and Euronav’s filings with the U.S. Securities and Exchange Commission (the “SEC”) for a more complete discussion of these and other risks and uncertainties.
You are cautioned not to place undue reliance on Frontline’s and Euronav’s forward-looking statements. These forward-looking statements are and will be based upon Frontline and Euronav management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. Neither Frontline nor Euronav assumes any duty to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, as of any future date.

IMPORTANT INFORMATION FOR INVESTORS
Frontline Relocation
Frontline intends to file with the SEC a registration statement on Form F-4 with a proxy statement containing information about the relocation. Frontline will mail a final prospectus and proxy information and other relevant documents after the SEC completes its review. Frontline shareholders are urged to read the preliminary prospectus, including the information and any amendments thereto and the final prospectus in connection with the solicitation of proxies for the special meeting(s) to be held to approve the relocation, because these documents will contain important information about Frontline and the proposed relocation. The final prospectus and the proxy information will be mailed to Frontline shareholders of a record date to be established for voting on the proposed transaction. Frontline shareholders will also be able to obtain a free copy of the proxy statement, as well as other filings containing information about Frontline without charge, at the SEC’s website (www.sec.gov). Copies of the filings with the SEC can also be obtained, without charge, by directing a request to: Anders Søvde Henriksen, anders.henriksen@frontmgt.no. Additionally, all documents filed with the SEC can be found on Frontline’s website, https://www.frontline.bm/sec-filings/. The information on Frontline’s website is not incorporated by reference into this press release.
Exchange Offer
The exchange offer described in this press release has not yet commenced. This announcement is for informational purposes only and is neither a recommendation, nor an offer to purchase nor a solicitation of an offer to sell any ordinary shares of Frontline or any other securities, nor is it a substitute for any offer materials that Frontline or Euronav will file with the SEC. At the time the exchange offer is commenced, a tender offer statement on Schedule TO, including an offer to exchange, a letter of transmittal and related documents, and a Registration Statement on Form F-4 will be filed with the SEC by Frontline. In addition, a Solicitation/Recommendation Statement on Scheduled 14D-9 will be filed with the SEC by Euronav with respect to the exchange offer. The offer to exchange all outstanding ordinary shares of Euronav will only be made pursuant to the offer to exchange, the letter of transmittal and related documents filed as part of the Schedule TO and no offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT, REGISTRATION STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE EXCHANGE OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR EURONAV SHARES, INCLUDING THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER. Investors and security holders may obtain a free copy of these documents (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the exchange offer, which will be named in the tender offer statement. Investors may also obtain, at no charge, the documents filed or furnished to the SEC by Euronav under the “SEC Filings” section of Euronav’s website at https://www.euronav.com/en/investors/company-news-reports/sec-filings/ and by Frontline at https://www.frontline.bm/sec-filings/. The information on these websites is not incorporated by reference into this press release.
In addition, you will be able to obtain free copies of these documents by contacting the investor relations department of Frontline or Euronav at the following:
Euronav NV	Frontline Ltd.

Mr. Brian Gallagher	Lars H. Barstad
Euronav Investor Relations Tel: +44 20 7870 0436	Chief Executive Officer, Frontline Management AS

Email: IR@euronav.com	Tel: +47 23 11 40 37

Email: lba@frontmgt.no

The information included in this announcement is defined as inside information pursuant to article 7 of the Market Abuse Regulation and is publicly disclosed by Frontline in accordance with article 17 of the Market Abuse Regulation and section 5-12 of the Norwegian Securities Trading Act.

NO OFFER OR SOLICITATION
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, sell, or solicit any securities or any proxy vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.
About Frontline Ltd.
Frontline is an independent tanker company engaged in the ocean transportation of crude oil. The company is incorporated in Bermuda and headquartered in Oslo, Norway with commercial offices in London, UK. Frontline is listed on both the NYSE and OBX exchange in Oslo under the symbol FRO. Frontline employs its fleet both on the spot and period market. Frontline’s owned and operated fleet consists of 18 VLCCs (with further five due for delivery in 2022), 29 Suezmaxes and 20 LR2/Aframax tankers.
About Euronav NV
Euronav is an independent tanker company engaged in the ocean transportation and storage of crude oil. The company is headquartered in Antwerp, Belgium, and has offices throughout Europe and Asia. Euronav is listed on Euronext Brussels and on the NYSE under the symbol EURN. Euronav employs its fleet both on the spot and period market. VLCCs on the spot market are traded in the Tankers International pool of which Euronav is one of the major partners. Euronav’s owned and operated fleet consists of 2 V-Plus vessels, 40 VLCCs (with further three under construction), 24 Suezmaxes (of which two vessels time chartered in) with a further three under construction and 2 FSO vessels under long term contract.
1 Or 17.22% including in the denominator the treasury shares currently held by Euronav. The transparency notification made by C.K. Limited can be found via this link: https://www.euronav.com/nl/investeerders/nieuws/persberichten/2022/openbaarmaking-van-een-transparantiekennisgeving-4/